Exhibit 99.1

Contact:

Jean Suzuki

Investor Relations

(650) 454-2648

jean.suzuki@facetbiotech.com

FACET BIOTECH REPORTS FOURTH QUARTER AND FULL YEAR 2009 FINANCIAL RESULTS

— Reports cash utilization of $96 million for full year 2009; expects cash utilization of $60 to $65 million for full year 2010 —

— Expects to have three development programs in phase 3 and phase 2 by year-end 2010 —

Redwood City, Calif., February 23, 2010 — Facet Biotech Corporation (Nasdaq: FACT) today reported financial results for the fourth quarter and full year ended December 31, 2009.

“In our first full year as an independent company, we made significant progress on each of our strategic objectives by advancing key pipeline programs into later stages of development; transitioning our proprietary next-generation protein engineering platform technologies to become a potential revenue source; and acquiring the rights to TRU-016, a candidate with encouraging clinical data in oncology and promise in multiple sclerosis, all while demonstrating financial discipline,” said Faheem Hasnain, president and chief executive officer of Facet Biotech. “2010 will be an important year for the company, as we set the stage for important value inflection points for the daclizumab, elotuzumab and TRU-016 programs that we expect will unfold within the next two years. Supported by a strong balance sheet that will enable us to achieve these milestones and fund our programs through the end of 2012, we are confident in our ability to create significant long-term value for our stockholders.”

Summary of Financial Results

The financial results for the fourth quarter and full year ended December 31, 2009 represent the fourth full quarter and first full year of operations for Facet Biotech as an independent company since its spin-off from PDL BioPharma, Inc. (PDL) on December 18, 2008. The results for the fourth quarter and full year ended December 31, 2008 are comprised of the results of PDL’s former biotechnology operations, which were derived from PDL’s historical consolidated financial statements, prior to the spin-off.

•      Total revenues for the fourth quarter of 2009 were $15.1 million compared to $6.7 million in the same period of 2008. Total revenues for the full year 2009 were $46.1 million compared to $18.3 million for the prior year. The increases in revenues for both the fourth quarter and full year 2009 were primarily due to higher collaboration revenues related to the company’s collaboration with Bristol-Myers Squibb Company, which was entered into in the third quarter of 2008, and an increase in royalties from EKR Therapeutics, Inc. related to sales of pre-mixed bag formulations of Cardene®, which first generated royalties in the fourth quarter of 2008.

•      Total costs and expenses for the fourth quarter of 2009 were $45.1 million compared to $56.2 million in the comparable 2008 period. Total costs and expenses for the full year 2009 were $189.7 million compared to $178.3 million for 2008.

•      R&D expenses were $25.9 million for the fourth quarter of 2009 compared to $27.8 million for the same period of 2008. For the full year 2009, R&D expenses decreased to $122.2 million from $151.3 million in the prior year comparable period. The decreases in R&D expenses for both periods in 2009 were primarily due to lower personnel and related costs as a result of the company’s restructuring activities in 2008 and early 2009. In addition, for the full year 2009 as compared to 2008, the company incurred reduced manufacturing costs as a result of the sale of the company’s prior manufacturing facility in March 2008 and reduced development program expenses. These decreases were partially offset by $23.3 million in costs resulting from the company’s collaboration with Trubion Pharmaceuticals, Inc. that was entered into in the third quarter of 2009, including the $20.0 million upfront license payment made to Trubion in September 2009.

•      G&A expenses for the fourth quarter of 2009 were $10.2 million compared to $11.3 million for the prior year comparable period. G&A expenses for the full year 2009 were $38.1 million, a decrease from $46.3 million for 2008. The decreases in G&A expenses for both periods in 2009 were primarily due to lower personnel and related costs as a result of the company’s restructuring activities in 2008 and early 2009, and legal, financial and advisory costs incurred in 2008 related to the strategic initiatives that culminated in the spin-off of the company from PDL. These decreases were partially offset by $2.3 million and $4.7 million, respectively, in G&A expenses incurred in the three and 12 months ended December 31, 2009 in connection with the unsolicited offers to acquire the company made by Biogen Idec Inc.

•      Restructuring charges for the fourth quarter of 2009 were $8.9 million compared to $1.0 million for the same period in 2008. For the full year 2009, restructuring charges were $28.3 million compared to $10.5 million for the full year 2008. Of the full year 2009 charges, $24.3 million was related to the company’s idle capacity at its corporate headquarters and the balance was primarily associated with personnel costs resulting from the company’s January 2009 restructuring activities. Of the full year 2008 charges, $10.2 million was related to personnel costs resulting from the company’s March 2008 restructuring activities.

•      Asset impairment charges in the fourth quarter of 2009 were $38,000 compared to $16.1 million for the comparable period in 2008. Asset impairment charges for the full year 2009 were $1.1 million compared to $19.9 million for 2008. The 2008 charges primarily consisted of impairments of certain leasehold improvements and idle equipment as a result of the company’s post spin-off restructuring activities and related facilities consolidation.

•      The company recognized a gain of $49.7 million for the full year 2008 related to the sale of its former manufacturing facility.

•      Net loss for the fourth quarter of 2009 was $30.7 million, or $1.27 per basic and diluted share, compared to a net loss of $50.0 million, or $2.09 per basic and diluted share, for the fourth quarter of 2008. Net loss for the full year 2009 was $141.7 million, or $5.90 per basic and diluted share, compared to a net loss of $161.8 million, or $6.77 per basic and diluted share, for the full year 2008.

•      Cash, cash equivalents, marketable securities and restricted cash totaled $307.2 million at December 31, 2009, a decrease from $403.4 million at December 31, 2008. For the year ended December 31, 2009, cash utilization was $96.2 million, which includes the $20.0 million collaboration upfront license payment made to Trubion in September 2009.

Recent Updates

•      In February 2010, Facet Biotech and its development partner, Biogen Idec, announced the publication of the results of the CHOICE trial, which was a phase 2, randomized study of daclizumab added to interferon treatment in patients with relapsing multiple sclerosis (MS). The manuscript was published in the online edition of The Lancet Neurology on February 16, 2010 and will be published in print in the April 2010 issue.

•      Separately, the SELECT monotherapy trial, the first of two required registration-enabling trials for the daclizumab MS program, continues to enroll patients, and the data readout from this trial is expected in the second half of 2011. The second registration-enabling trial, the DECIDE phase 3 trial, is expected to be initiated in the second quarter of 2010. Enrollment of the first patient into the DECIDE trial will trigger a $30 million milestone payment to Facet Biotech from Biogen Idec.

•      In January 2010, Facet Biotech announced enrollment of the first patient into the randomized phase 2 portion of the ongoing phase 1/2 study of elotuzumab, an investigational humanized antibody being studied for the treatment of relapsed multiple myeloma (MM) in combination with lenalidomide and low-dose dexamethasone. As a result, Facet Biotech received a $15 million milestone payment from Bristol-Myers Squibb, its elotuzumab development partner. In the phase 2 portion of this study, up to 60 patients with relapsed MM will be randomized to receive elotuzumab at 10 or 20 mg/kg in combination with lenalidomide and low-dose dexamethasone. The primary endpoint is to evaluate objective response of the combination. Additional endpoints include safety, pharmacokinetics and pharmacodynamics. The study is expected to complete enrollment by the end of 2010 and a decision whether to move the program forward into phase 3 is expected to be made in the first half of 2011.

•      Separately, Bristol-Myers Squibb notified Facet Biotech that it elected not to expand the existing collaboration between the two companies to include PDL241, an investigational humanized antibody in preclinical development for immunologic diseases. As a result of this decision, Facet Biotech will not receive from Bristol-Myers Squibb the $15 million opt-in payment or any of the milestone payments related to this compound under Facet Biotech’s collaboration agreement with Bristol-Myers Squibb.

•      In December, Facet Biotech and its development partners announced preliminary data from ongoing studies for elotuzumab, a humanized antibody in development for MM, and TRU-016, a CD37-directed Small Modular ImmunoPharmaceutical (SMIP™) protein therapeutic in development for the treatment of B-cell malignancies, at the American Society of Hematology (ASH) 2009 Annual Meeting in New Orleans.

•      Facet Biotech and Bristol-Myers Squibb announced promising preliminary data from an ongoing phase 1/2 study of elotuzumab in combination with lenalidomide and low-dose dexamethasone in patients with relapsed MM. The interim results, which were given as an oral presentation, showed that of the 28 treated patients in the trial, 23 patients (82 percent) had an objective response (OR), defined as a partial response or better, by International Myeloma Working Group (IMWG) criteria. In a subset of 22 patients who had not previously received lenalidomide treatment, 21 patients (95 percent) achieved an OR. No dose-limiting toxicities (DLT) were reported in the study up to the highest dose level of 20 mg/kg and a maximum-tolerated dose (MTD) was not established.

•      Facet Biotech and Bristol-Myers Squibb announced preliminary results from an ongoing phase 1/2 study of elotuzumab in combination with bortezomib in patients with relapsed MM. The interim results, presented as a poster, showed that in 20 evaluable patients, 40 percent achieved an OR and 60 percent achieved a clinical response, defined as minimal response or better using the combined European Group for Blood and Marrow Transplant (EBMT) and IMWG criteria. No DLTs were reported and an MTD was not established. The company expects to report updated data from this trial in 2010.

•      Facet Biotech and Trubion announced the presentation of positive data from an ongoing phase 1 monotherapy study of TRU-016 in patients with relapsed and refractory chronic lymphocytic leukemia (CLL). Evidence of TRU-016’s biological activity was seen at the 0.3 mg/kg dose level and higher, including in high-risk patients. Of the 33 patients evaluated, partial response was observed in five patients, including one patient with the chromosome 17p deletion, generally considered a high-risk abnormality. Two patients with leukemia cutis experienced clearing, one complete and one partial. At the 10 mg/kg dose, four of five patients with elevated peripheral lymphocyte counts were reduced to normal levels. The MTD has not yet been reached.

•      In December, Facet Biotech presented data at the 2009 IBC Antibody Engineering and Therapeutics Conference in San Diego for the company’s proprietary next-generation protein engineering capabilities. These capabilities include Facet Biotech’s PxP technologies, which offer the ability to efficiently and comprehensively map the entire antigen binding site of an antibody to determine the tolerability to mutation of each amino acid. This allows the identification of large numbers of novel, higher affinity point mutations and the ability to reduce immunogenicity, improve half-life and engineer cross-reactivity. The data presented showed the utility of these technologies in identifying multiple novel optimized variants of four commercial antibodies: bevacizumab (Avastin®), cetuximab (Erbitux®), adalimumab (Humira®) and omalizumab (Xolair®). Since then, the company has identified multiple novel variants for a fifth commercial antibody, trastuzumab (Herceptin®).

As a result of this work, the company has filed composition of matter patent applications covering hundreds of engineered variants of these five commercial antibodies.

•      In December, Biogen Idec’s unsolicited conditional tender offer to acquire all of the outstanding shares of common stock of Facet Biotech was rejected by Facet Biotech’s stockholders. As a result, the tender offer expired on December 16, 2009. Biogen Idec initially filed an unsolicited conditional tender offer on September 21, 2009 to acquire all of the outstanding shares of common stock of Facet Biotech.

2010 Guidance

•      The company anticipates cash utilization for 2010 of approximately $60 to $65 million, an improvement compared to the $96.2 million cash utilization for 2009. The current cash utilization estimate assumes the continued advancement of key pipeline programs, including daclizumab, elotuzumab and TRU-016, and the company’s protein engineering technologies. In addition, the estimate reflects (1) the $15 million milestone payment from Bristol-Myers Squibb for the initiation of the phase 2 portion of the elotuzumab study that was received in February 2010; (2) the expected receipt of the $30 million milestone payment from Biogen Idec for the initiation of the DECIDE phase 3 study for daclizumab; and (3) a $6 million milestone payable to Trubion upon the initiation of a phase 2 study for TRU-016. Based on the 2010 cash utilization estimate, the company expects to have $242 to $247 million in cash, cash equivalents, marketable securities and restricted cash at December 31, 2010.

•      Total revenues for 2010 are expected to be $70 to $78 million, consisting of $65 to $68 million in collaboration revenues and approximately $5 to $10 million in other revenues. The collaboration revenues estimate includes the $45 million in inbound collaboration milestone payments as described above; $11 to $14 million in revenues related to reimbursement of R&D activities from the company’s collaboration with Bristol-Myers Squibb; and the recognition of approximately $9 million of deferred revenue related to previously received upfront and milestone payments under the company’s collaborations with Biogen Idec and Bristol-Myers Squibb.

•      The company anticipates 2010 total costs and expenses of $151 to $163 million. The estimate includes $21 to $23 million of anticipated depreciation, amortization and stock-based compensation. The estimate for total costs and expenses does not include any potential restructuring charges that the company may incur in 2010 related to changes in estimates for the existing lease restructuring liability or any potential asset impairment charges that may result from the outcome of the company’s sublease efforts. For 2009, total costs and expenses excluding restructuring and asset impairment charges were $160.3 million.

The company’s financial results conference call for the fourth quarter will be accessible through the Investors section at www.facetbiotech.com at 1:30 p.m., Pacific Time, on February 23, 2010. Supplemental information in the form of a slide presentation will be accessible at the same location on the internet at the time of the conference call.

Forward-looking Statements

This press release contains forward-looking statements, including regarding Facet Biotech’s

•      expectation that it will be able to fund its programs through the end of 2012;

•      expected achievement of important value inflection points for the daclizumab, elotuzumab and TRU-016 programs within the next two years;

•      expected initiation of the DECIDE phase 3 trial of daclizumab in MS in the second quarter of 2010 and receipt of a $30 million milestone payment from Biogen Idec, which would be triggered upon the enrollment of the first patient in the DECIDE trial; and

•      expected cash utilization, total revenues, collaboration revenues, other revenues, total costs and expenses, and depreciation, amortization and stock-based compensation expense for 2010.

Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•      The development of its pipeline candidates, including daclizumab, elotuzumab and TRU-016, could be adversely impacted by changes in Facet Biotech’s development plans or timelines, including because of unexpected safety or efficacy data observed during clinical trials, enrollment rates in clinical trials, changes in expected competition and changes in regulatory support for the path towards registration. As a result, the phase 3 trial of daclizumab in MS may not be initiated in the second quarter of 2010 or at all, which would adversely impact the receipt of or delay the receipt of the $30 million milestone payment Facet Biotech would otherwise receive upon enrollment of the first patient into the phase 3 study. The results observed to date in clinical trials of Facet Biotech’s pipeline products may not be predictive of results that may be obtained in the additional evaluations and studies that would be necessary to demonstrate these development products to be effective as human therapeutics with an acceptable safety profile.

•      Facet Biotech’s revenue expectations depend in part on the success of third parties from which Facet Biotech expects to receive royalty, milestone and other payments.

•      Facet Biotech’s ability to realize expected 2010 total costs and expenses could be adversely impacted by changes in Facet Biotech’s development plans or timelines, enrollment rates in clinical trials, unexpected litigation or other disputes and the occurrence of other unexpected events that could affect anticipated costs and expenses.

Other factors that may cause Facet Biotech’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in Facet Biotech’s filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” sections of the Company’s periodic reports on Form 10-K and Form 10-Q filed with the SEC. Copies of Facet Biotech’s filings with the SEC may be obtained at the “Investors” section of Facet Biotech’s website at www.facetbiotech.com. Facet Biotech expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Facet Biotech’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

About Facet Biotech

Facet Biotech is a biotechnology company dedicated to advancing its pipeline of five clinical-stage products focused in multiple sclerosis and oncology, leveraging its research and development capabilities to identify and develop new oncology drugs and applying its proprietary next-generation protein engineering technologies to potentially improve the clinical performance of protein therapeutics. For additional information about the company, please visit www.facetbiotech.com.

NOTE: Facet Biotech and the Facet Biotech logo are considered trademarks of Facet Biotech Corporation.

FACET BIOTECH CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
REVENUES:
Collaboration	$9,453	$6,464	$34,424	$15,002
Other	5,650	186	11,677	3,261
Total revenues	15,103	6,650	46,101	18,263

COSTS AND EXPENSES:
Research and development (1)	25,878	27,821	122,166	151,276
General and administrative (1)	10,224	11,261	38,087	46,339
Restructuring charges	8,920	1,029	28,338	10,470
Asset impairment charges	38	16,118	1,066	19,902
Gain on sale of assets	—	—	—	(49,671)
Total costs and expenses	45,060	56,229	189,657	178,316

Operating loss	(29,957)	(49,579)	(143,556)	(160,053)

Other income (expense), net	741	16	3,544	29
Interest expense	(412)	(415)	(1,668)	(1,708)

Loss before income taxes	(29,628)	(49,978)	(141,680)	(161,732)
Income tax expense (benefit)	1,106	5	(10)	81

Net loss	$(30,734)	$(49,983)	$(141,670)	$(161,813)

NET LOSS PER BASIC AND DILUTED SHARE (2)	$(1.27)	$(2.09)	$(5.90)	$(6.77)

WEIGHTED-AVERAGE SHARES - BASIC AND DILUTED (2)	24,269	23,901	24,023	23,901

(1) Amounts include stock-based compensation as follows:
Research and development	$679	$(936)	$5,351	$3,322
General and administrative	734	(33)	3,265	2,326
Total stock-based compensation	$1,413	$(969)	$8,616	$5,648

(2)   For the 2008 periods presented, the computation of net loss per basic and diluted share and the weighted-average shares outstanding are based on 23.9 million shares that were issued in connection with the spin-off on December 18, 2008.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	December 31,
	2009	2008
Cash, cash equivalents, marketable securities and restricted cash	$307,222	$403,418
Total assets	$423,624	$538,021
Total stockholders’ equity	$306,523	$435,633